Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Twin Hospitality Group Inc., pertaining to the Twin Hospitality Group Inc. 2025 Incentive Compensation Plan, of our report dated May 7, 2024 relating to the consolidated financial statements of Twin Hospitality I, LLC (formerly known as FAT Brands Twin Peaks I, LLC) as of December 31, 2023 and for the fiscal year then ended, which appears in the Registration Statement on Form 10 (File No. 001-42395) of Twin Hospitality Group Inc., initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 1, 2024, and declared effective by the SEC on January 17, 2025.

/s/ CohnReznick LLP

Dallas, Texas

February 6, 2025